EXHIBIT-3.2

                            STATE OF DELAWARE
                        CERTIFICATE OF AMENDMENT
                     OF CERTIFICATE OF INCORPORATION
                                   OF
                       AMCON DISTRIBUTING COMPANY

AMCON Distributing Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of AMCON Distributing Company resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Section and the Article thereof numbered "Article IV, Section 1" so that, as amended, it shall be and read as follows:

     "ARTICLE IV. Section 1. The total number of shares of capital stock which the Corporation shall have the authority to issue is 4,000,000, consisting of (a) 3,000,000 shares of Common Stock, par value $.01 per share and (b) 1,000,000 shares of Preferred Stock, par value $.01 per share."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the authorized capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Board of Directors has caused this certificate to be signed by Michael D. James, an Authorized Officer, this 18th day of March, 2005.

By: /s/ Michael D. James
Title:  Michael D. James
Name:  Secretary, Treasurer and Chief Financial Officer